Exhibit 99.1
Wynn Resorts, Limited Reports Third Quarter 2019 Results

LAS VEGAS, November 6, 2019 — Wynn Resorts, Limited (NASDAQ: WYNN) (the "Company") today reported financial results for the quarter ended September 30, 2019.

"We delivered solid financial results in the third quarter, despite negative hold impact in both Macau and Las Vegas," said Matt Maddox, CEO of Wynn Resorts, Limited. "In Macau, the investments we have made position us well to compete in any market environment, as evidenced by record mass table win in the quarter. Our strategy at Wynn Las Vegas continues to bear fruit as we increased market share in our domestic gaming business and drove nearly 4% year-on-year growth in RevPAR. During our first full quarter of operations at Encore Boston Harbor, we have been particularly pleased with the strength of our table games business and we are encouraged by the opportunity to drive growth at the property over the next several years."

"On the development front, we are on track to launch the renovated West Casino at Wynn Macau beginning in late 2019, further solidifying the property as the peninsula's marquee integrated resort. In Las Vegas, our 430,000 square foot group space expansion is on schedule to open in the first quarter of 2020 and feedback from meeting planners has been very encouraging. Importantly, we were pleased to be certified as the only casino resort in Las Vegas as a 'Great Workplace' by the analysts at Great Place to Work® highlighting the advancements we have made in our corporate culture over the past eighteen months. We are excited about the outlook for the Company and we will continue to focus on leveraging our premium-focused business model to drive long-term returns for shareholders."

Operating revenues were $1.65 billion for the third quarter of 2019, a decrease of 3.6%, or $61.3 million, from $1.71 billion for the third quarter of 2018. Operating revenues decreased $132.4 million and $105.3 million at Wynn Palace and Wynn Macau, respectively, from the third quarter of 2018, and were relatively flat at our Las Vegas Operations. The decrease in operating revenues at Wynn Palace and Wynn Macau was partially offset by operating revenues from Encore Boston Harbor of $175.8 million.

On a U.S. generally accepted accounting principles ("GAAP") basis, net loss attributable to Wynn Resorts, Limited was $3.5 million, or $0.03 per diluted share, for the third quarter of 2019, compared to net income attributable to Wynn Resorts, Limited of $156.1 million, or $1.44 per diluted share, in the third quarter of 2018. The change was primarily driven by a decrease in VIP table games win at our Macau Operations. Adjusted net income attributable to Wynn Resorts, Limited (1) was $18.5 million, or $0.17 per diluted share, for the third quarter of 2019, compared to $182.3 million, or $1.68 per diluted share, for the third quarter of 2018.

Adjusted Property EBITDA (2) was $396.9 million for the third quarter of 2019, a decrease of 21.3%, or $107.4 million, from $504.4 million for the third quarter of 2018. Adjusted Property EBITDA decreased $64.0 million, $43.9 million, and $7.3 million at Wynn Palace, Wynn Macau, and our Las Vegas Operations, respectively. Adjusted Property EBITDA from Encore Boston Harbor was $7.7 million.

Wynn Resorts, Limited also announced today that the Company has approved a cash dividend of $1.00 per share, payable on November 22, 2019 to stockholders of record as of November 14, 2019.

Macau Operations

Wynn Palace

Operating revenues from Wynn Palace were $598.2 million for the third quarter of 2019, an 18.1% decrease from $730.6 million for the third quarter of 2018. Adjusted Property EBITDA from Wynn Palace was $162.2 million for the third quarter of 2019, a 28.3% decrease from $226.1 million for the third quarter of 2018. Entertainment, retail and other revenues and Adjusted Property EBITDA for the third quarter of 2018 included $5.4 million of business interruption insurance proceeds related to the full settlement of claims from Typhoon Hato in 2017.

Casino revenues from Wynn Palace were $497.7 million for the third quarter of 2019, a 20.4% decrease from $625.6 million for the third quarter of 2018. Table games turnover in VIP operations was $10.52 billion, a 32.3% decrease from $15.53 billion for the third quarter of 2018. VIP table games win as a percentage of turnover was 3.19%, above the expected range of 2.7% to 3.0% and below the 3.40% experienced in the third quarter of 2018. Table drop in mass market operations was $1.30 billion, a 9.2% increase from $1.19 billion in the third quarter of 2018. Table games win in mass market operations was $324.2 million, a 5.2% increase from $308.1 million for the third quarter of 2018. Table games win percentage in mass market operations was 25.0%, below the 25.9% experienced in the third quarter of 2018. Slot machine handle was $973.7 million, a 5.5% increase from $922.5 million for the third quarter of 2018. Slot machine win increased 2.7% to $47.3 million for the third quarter of 2019, compared to $46.0 million for the third quarter of 2018.

Non-casino revenues from Wynn Palace were $100.5 million for the third quarter of 2019, a 4.3% decrease from $105.0 million for the third quarter of 2018. Room revenues were $44.9 million for the third quarter of 2019, a 1.3% increase from $44.3 million for the third quarter of 2018. Average daily rate ("ADR") was $273, relatively flat when compared to the third quarter of 2018. Occupancy increased to 97.2% for the third quarter of 2019, from 96.0% for the third quarter of 2018. Revenue per available room ("REVPAR") was $265, relatively flat when compared to the third quarter of 2018.

Wynn Macau

Operating revenues from Wynn Macau were $474.3 million for the third quarter of 2019, an 18.2% decrease from $579.6 million for the third quarter of 2018. Adjusted Property EBITDA was $139.0 million for the third quarter of 2019, a 24.0% decrease from $182.9 million for the third quarter of 2018. Entertainment, retail and other revenues and Adjusted Property EBITDA for the third quarter of 2018 included $5.3 million of business interruption insurance proceeds related to the full settlement of claims from Typhoon Hato in 2017.

Casino revenues from Wynn Macau were $408.8 million for the third quarter of 2019, an 18.8% decrease from $503.6 million for the third quarter of 2018. Table games turnover in VIP operations was $8.02 billion, a 42.5% decrease from $13.97 billion for the third quarter of 2018. VIP table games win as a percentage of turnover was 2.76%, within the expected range of 2.7% to 3.0% and below the 3.01% experienced in the third quarter of 2018. Table drop in mass market operations was $1.32 billion, an 11.5% increase from $1.18 billion for the third quarter of 2018. Table games win in mass market operations was $272.5 million, an 8.9% increase from $250.2 million for the third quarter of 2018. Table games win percentage in mass market operations was 20.7%, below the 21.1% experienced in the third quarter of 2018. Slot machine handle was $1.0 billion, an 11.7% increase from $895.2 million for the third quarter of 2018. Slot machine win increased 35.1% to $47.0 million for the third quarter of 2019, compared to $34.8 million for the third quarter of 2018.

Non-casino revenues from Wynn Macau were $65.5 million for the third quarter of 2019, a 13.9% decrease from $76.1 million for the third quarter of 2018. Room revenues were $26.7 million for the third quarter of 2019, a 4.8% decrease from $28.1 million for the third quarter of 2018. ADR was $283, a 2.5% increase from $276 for the third quarter of 2018. Occupancy increased to 99.4% for the third quarter of 2019, from 99.0% for the same period of 2018. REVPAR was $281, a 2.9% increase from $273 for the third quarter of 2018.

Las Vegas Operations

Operating revenues from our Las Vegas Operations were $399.5 million for the third quarter of 2019, relatively flat when compared to the third quarter of 2018. Adjusted Property EBITDA from our Las Vegas Operations was $88.0 million, a 7.6% decrease from $95.3 million for the third quarter of 2018.

Casino revenues from our Las Vegas Operations were $87.0 million for the third quarter of 2019, a 6.3% decrease from $92.9 million for the third quarter of 2018. Table games drop was $430.8 million, a 6.6% increase from $404.0 million for the third quarter of 2018. Table games win was $85.7 million, a 1.1% decrease from $86.7 million for the third quarter of 2018. Table games win percentage was 19.9%, below the property's expected range of 22% to 26% and below the 21.5% experienced in the third quarter of 2018. Slot machine handle was $883.9 million, a 9.1% increase from $810.1 million for the third quarter of 2018. Slot machine win increased 4.0% to $58.2 million, compared to $55.9 million for the third quarter of 2018.

Non-casino revenues from our Las Vegas Operations were $312.5 million for the third quarter of 2019, a 2.1% increase from $306.0 million for the third quarter of 2018. Room revenues were $116.1 million for the third quarter of 2019, a 4.9% increase from $110.7 million for the third quarter of 2018. ADR was $306, a 5.9% increase from $289 in the third quarter of 2018. Occupancy decreased to 87.9% for the third quarter of 2019, from 89.6% for the third quarter of 2018. REVPAR was $269, a 3.9% increase from $259 for the third quarter of 2018. Food and beverage revenues were $149.7 million for the third quarter of 2019, relatively flat when compared to the third quarter of 2018. Entertainment, retail and other revenues were $46.7 million for the third quarter of 2019, relatively flat when compared to the third quarter of 2018.

Encore Boston Harbor

On June 23, 2019, the Company opened Encore Boston Harbor, an integrated resort in Everett, Massachusetts. During the third quarter of 2019, which was its first full quarter in operation, Encore Boston Harbor's operating revenues were $175.8 million and Adjusted Property EBITDA was $7.7 million.

Casino revenues from Encore Boston Harbor were $114.9 million for the third quarter of 2019. Table games drop was $379.6 million and table games win was $74.9 million. Table games win percentage was 19.7%, within the property's expected range of 16% to 20%. Slot machine handle was $892.7 million and slot machine win was $62.4 million.

Non-casino revenues from Encore Boston Harbor were $60.9 million for the third quarter of 2019. Room revenues were $18.2 million and ADR was $465. Occupancy was 69.6% and REVPAR was $324. Food and beverage revenues and entertainment, retail and other revenues were $29.0 million and $13.8 million, respectively, for the third quarter of 2019.

Development Projects

We recently completed our reconfiguration of the Wynn Las Vegas golf course and opened the golf course on October 11, 2019. We are constructing an approximately 430,000 square foot meeting and convention facility at Wynn Las Vegas. The facility will feature approximately 217,000 square feet of state-of-the-art meeting and convention space available for group reservations. Based on current designs, we estimate the total project budget to be approximately $425 million. As of September 30, 2019, we have incurred $302.7 million in total project costs. We expect to open the additional meeting and convention space in the first quarter of 2020.

Balance Sheet

Our cash and cash equivalents and restricted cash as of September 30, 2019 totaled $1.68 billion.

As previously disclosed, on September 20, 2019, Wynn Resorts Finance, LLC (formerly known as Wynn America, LLC) ("WRF") and certain subsidiaries of WRF, issued $750.0 million aggregate principal amount of 5 1/8% Senior Notes due 2029 (the "2029 Notes"). The 2029 Notes will mature on October 1, 2029 and bear interest at the rate of 5 1/8% per year.

Concurrently with the issuance of the 2029 Notes, WRF entered into a credit agreement to provide for a $1.0 billion term loan and an $850.0 million revolving credit facility (the "WRF Credit Agreement"). The WRF Credit Agreement matures on September 20, 2024 and bears interest at a rate of LIBOR plus 1.75% per year.

We used the net proceeds from the above transactions to refinance the existing Wynn America credit facilities and the Wynn Resorts term loan and to pay related fees and expenses.

Total current and long-term debt outstanding at September 30, 2019 was $9.54 billion, comprised of $4.06 billion of Macau related debt, $3.11 billion of Wynn Las Vegas debt, $1.76 billion of Wynn Resorts Finance debt, and $611 million of debt held by the retail joint venture which we consolidate.

Conference Call and Other Information

The Company will hold a conference call to discuss its results, including the results of Wynn Resorts Finance, LLC and Wynn Las Vegas, LLC, on November 6, 2019 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com.

On or before November 14, 2019, the Company will make Wynn Resorts Finance, LLC and Wynn Las Vegas, LLC financial information for the quarter ended September 30, 2019 available to noteholders, prospective investors, broker-dealers and securities analysts. Please contact our investor relations office at 702-770-7555 or at investorrelations@wynnresorts.com, to obtain access to such financial information.

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, controversy, regulatory action, litigation and investigations related to Stephen A. Wynn and his separation from the Company, extensive regulation of our business, pending or future claims and legal proceedings, ability to maintain gaming licenses and concessions, dependence on key employees, general global political and economic conditions, adverse tourism trends, dependence on a limited number of resorts, competition in the casino/hotel and resort industries, uncertainties over the development and success of new gaming and resort properties, construction risks, cybersecurity risk and our leverage and debt service. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

(1) "Adjusted net income attributable to Wynn Resorts, Limited" is net income (loss) attributable to Wynn Resorts, Limited before litigation settlement expense, nonrecurring regulatory expense, pre-opening expenses, property charges and other, change in derivatives fair value, change in Redemption Note fair value, (loss) gain on extinguishment of debt, foreign currency remeasurement loss, net of noncontrolling interests and income taxes calculated using the specific tax treatment applicable to the adjustments based on their respective jurisdictions. Adjusted net income (loss) attributable to Wynn Resorts, Limited and adjusted net income (loss) attributable to Wynn Resorts, Limited per diluted share are presented as supplemental disclosures to financial measures in accordance with GAAP because management believes that these non-GAAP financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to net income (loss) and earnings per share computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income (loss) attributable to Wynn Resorts, Limited and adjusted net income (loss) attributable to Wynn Resorts, Limited per diluted share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) "Adjusted Property EBITDA" is net income (loss) before interest, income taxes, depreciation and amortization, litigation settlement expense, pre-opening expenses, property charges and other, management and license fees, corporate expenses and other, stock-based compensation, (loss) gain on extinguishment of debt, change in derivatives fair value, change in Redemption Note fair value and other non-operating income and expenses. Adjusted Property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted Property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors, as well as a basis for determining certain incentive compensation. The Company also presents Adjusted Property EBITDA because it is used by some investors to measure a company's ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, Adjusted Property EBITDA should not be considered as an alternative to operating income as an indicator of the Company's performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, Adjusted Property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, income taxes and other non-recurring charges, which are not reflected in Adjusted Property EBITDA. Also, Wynn Resorts' calculation of Adjusted Property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income (loss) attributable to Wynn Resorts, Limited to adjusted net income attributable to Wynn Resorts, Limited, (ii) operating income to Adjusted Property EBITDA, and (iii) net income (loss) attributable to Wynn Resorts, Limited to Adjusted Property EBITDA.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating revenues:
Casino	$1,108,364	$1,222,029	$3,435,968	$3,564,195
Rooms	205,876	183,044	595,953	559,405
Food and beverage	228,508	193,874	619,749	580,963
Entertainment, retail and other	105,014	110,125	305,970	325,511
Total operating revenues	1,647,762	1,709,072	4,957,640	5,030,074
Operating expenses:
Casino	722,692	783,171	2,197,750	2,254,766
Rooms	75,188	62,965	205,042	189,837
Food and beverage	196,661	162,311	527,502	468,265
Entertainment, retail and other	42,078	44,028	129,636	138,647
General and administrative	246,442	192,327	665,988	545,543
Litigation settlement	—	—	—	463,557
Provision for doubtful accounts	4,036	3,285	13,039	2,586
Pre-opening	1,616	13,714	99,212	35,255
Depreciation and amortization	172,998	137,458	449,824	411,685
Property charges and other	8,216	18,830	17,920	30,672
Total operating expenses	1,469,927	1,418,089	4,305,913	4,540,813
Operating income	177,835	290,983	651,727	489,261
Other income (expense):
Interest income	6,427	6,948	19,979	21,029
Interest expense, net of amounts capitalized	(114,652)	(93,007)	(300,981)	(281,132)
Change in derivatives fair value	(2,101)	(54)	(6,914)	(54)
Change in Redemption Note fair value	—	—	—	(69,331)
(Loss) gain on extinguishment of debt	(12,196)	(198)	(12,196)	2,131
Other	(8,703)	11,216	(3,346)	1,039
Other income (expense), net	(131,225)	(75,095)	(303,458)	(326,318)
Income before income taxes	46,610	215,888	348,269	162,943
Benefit (provision) for income taxes	(19,727)	3,884	(19,421)	124,631
Net income	26,883	219,772	328,848	287,574
Less: net income attributable to noncontrolling interests	(30,379)	(63,657)	(132,921)	(180,010)
Net income (loss) attributable to Wynn Resorts, Limited	$(3,496)	$156,115	$195,927	$107,564
Basic and diluted income (loss) per common share:
Net income (loss) attributable to Wynn Resorts, Limited:
Basic	$(0.03)	$1.44	$1.83	$1.01
Diluted	$(0.03)	$1.44	$1.83	$1.01
Weighted average common shares outstanding:
Basic	106,707	108,064	106,791	106,162
Diluted	106,707	108,533	107,024	106,721
Dividends declared per common share:	$1.00	$0.75	$2.75	$2.00

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO WYNN RESORTS, LIMITED
TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income (loss) attributable to Wynn Resorts, Limited	$(3,496)	$156,115	$195,927	$107,564
Litigation settlement expense	—	—	—	463,557
Nonrecurring regulatory expense	—	—	35,000	—
Pre-opening expenses	1,616	13,714	99,212	35,255
Property charges and other	8,216	18,830	17,920	30,672
Change in derivatives fair value	2,101	54	6,914	54
Change in Redemption Note fair value	—	—	—	69,331
Loss (gain) on extinguishment of debt	12,196	198	12,196	(2,131)
Foreign currency remeasurement loss (gain)	8,703	(11,216)	3,346	(1,039)
Income tax impact on adjustments	(5,951)	3,010	(18,994)	(114,376)
Noncontrolling interests impact on adjustments	(4,841)	1,609	(6,488)	(3,393)
Adjusted net income attributable to Wynn Resorts, Limited	$18,544	$182,314	$345,033	$585,494
Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$0.17	$1.68	$3.22	$5.49

Weighted average common shares outstanding - diluted	106,914	108,533	107,024	106,721

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30, 2019
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expenses and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Palace	$69,148	$—	$66,128	$1,755	$22,410	$1,460	$1,266	$162,167
Wynn Macau	91,999	525	23,011	2,640	16,966	1,637	2,211	138,989
Other Macau	(5,049)	—	1,117	10	—	3,657	265	—
Total Macau Operations	156,098	525	90,256	4,405	39,376	6,754	3,742	301,156
Las Vegas Operations	17,579	83	44,211	2,571	18,732	3,523	1,347	88,046
Encore Boston Harbor	(41,668)	—	36,252	—	8,778	3,640	742	7,744
Corporate and other	45,826	1,008	2,279	1,240	(66,886)	12,088	4,445	—
Total	$177,835	$1,616	$172,998	$8,216	$—	$26,005	$10,276	$396,946

	Three Months Ended September 30, 2018
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expenses and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Palace	$128,136	$—	$64,980	$2,462	$27,900	$1,621	$1,042	$226,141
Wynn Macau	132,338	—	21,820	3,065	22,288	1,807	1,610	182,928
Other Macau	(3,147)	—	1,104	8	—	1,830	205	—
Total Macau Operations	257,327	—	87,904	5,535	50,188	5,258	2,857	409,069
Las Vegas Operations	22,824	—	46,601	3,074	18,555	3,202	1,042	95,298
Encore Boston Harbor	(19,944)	13,500	506	(366)	4,500	1,804	—	—
Corporate and other	30,776	214	2,447	10,587	(73,243)	21,499	7,720	—
Total	$290,983	$13,714	$137,458	$18,830	$—	$31,763	$11,619	$504,367

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
(in thousands) (unaudited)
(continued)

	Nine Months Ended September 30, 2019
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expenses and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Palace	$270,983	$—	$198,421	$1,466	$73,258	$4,191	$3,599	$551,918
Wynn Macau	338,660	525	66,847	5,094	55,601	4,979	7,045	478,751
Other Macau	(12,039)	—	3,350	18	—	7,861	810	—
Total Macau Operations	597,604	525	268,618	6,578	128,859	17,031	11,454	1,030,669
Las Vegas Operations	116,710	83	133,038	9,355	58,910	11,128	4,523	333,747
Encore Boston Harbor	(161,443)	96,649	41,626	25	18,385	11,906	742	7,890
Corporate and other	98,856	1,955	6,542	1,962	(206,154)	83,784	13,055	—
Total	$651,727	$99,212	$449,824	$17,920	$—	$123,849	$29,774	$1,372,306

	Nine Months Ended September 30, 2018
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expenses and other (1)	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Palace	$330,108	$—	$193,861	$9,122	$75,788	$5,094	$3,344	$617,317
Wynn Macau	418,068	—	65,594	4,554	66,142	5,894	5,425	565,677
Other Macau	(10,293)	—	3,315	71	—	6,368	539	—
Total Macau Operations	737,883	—	262,770	13,747	141,930	17,356	9,308	1,182,994
Las Vegas Operations	145,849	8	139,964	4,832	58,892	9,851	2,655	362,051
Encore Boston Harbor	(54,740)	34,089	1,281	90	13,500	5,780	—	—
Corporate and other	(339,731)	1,158	7,670	12,003	(214,322)	516,920	16,302	—
Total	$489,261	$35,255	$411,685	$30,672	$—	$549,907	$28,265	$1,545,045

(1) Corporate expenses and other includes the litigation settlement expense of $463.6 million in the first quarter of 2018.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO WYNN RESORTS, LIMITED TO
ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income (loss) attributable to Wynn Resorts, Limited	$(3,496)	$156,115	$195,927	$107,564
Net income attributable to noncontrolling interests	30,379	63,657	132,921	180,010
Litigation settlement expense	—	—	—	463,557
Pre-opening expenses	1,616	13,714	99,212	35,255
Depreciation and amortization	172,998	137,458	449,824	411,685
Property charges and other	8,216	18,830	17,920	30,672
Corporate expenses and other	26,005	31,763	123,849	86,350
Stock-based compensation	10,276	11,619	29,774	28,265
Interest income	(6,427)	(6,948)	(19,979)	(21,029)
Interest expense, net of amounts capitalized	114,652	93,007	300,981	281,132
Change in derivatives fair value	2,101	54	6,914	54
Change in Redemption Note fair value	—	—	—	69,331
Loss (gain) on extinguishment of debt	12,196	198	12,196	(2,131)
Other	8,703	(11,216)	3,346	(1,039)
Provision (benefit) for income taxes	19,727	(3,884)	19,421	(124,631)
Adjusted Property EBITDA	$396,946	$504,367	$1,372,306	$1,545,045

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Macau Operations:
Wynn Palace:
VIP:
Average number of table games	108	112	111	114
VIP turnover	$10,517,685	$15,525,637	$36,533,594	$44,940,535
VIP table games win (1)	$335,277	$528,219	$1,232,870	$1,348,291
VIP table games win as a % of turnover	3.19%	3.40%	3.37%	3.00%
Table games win per unit per day	$33,595	$51,463	$40,868	$43,302
Mass market:
Average number of table games	216	206	213	209
Table drop (2)	$1,298,827	$1,189,895	$3,869,904	$3,625,959
Table games win (1)	$324,177	$308,149	$936,497	$898,876
Table games win %	25.0%	25.9%	24.2%	24.8%
Table games win per unit per day	$16,346	$16,291	$16,071	$15,750
Average number of slot machines	1,087	1,056	1,092	1,062
Slot machine handle	$973,676	$922,514	$2,886,566	$2,921,582
Slot machine win (3)	$47,289	$46,044	$142,257	$145,993
Slot machine win per unit per day	$473	$474	$477	$503
Room statistics:
Occupancy	97.2%	96.0%	97.3%	96.3%
ADR (4)	$273	$275	$270	$261
REVPAR (5)	$265	$264	$262	$251

Wynn Macau:
VIP:
Average number of table games	104	109	109	111
VIP turnover	$8,024,990	$13,966,931	$27,494,650	$44,982,849
VIP table games win (1)	$221,097	$420,864	$822,204	$1,223,219
VIP table games win as a % of turnover	2.76%	3.01%	2.99%	2.72%
Table games win per unit per day	$23,036	$42,061	$27,634	$40,204
Mass market:
Average number of table games	205	200	205	202
Table drop (2)	$1,319,405	$1,183,667	$4,018,533	$3,799,636
Table games win (1)	$272,511	$250,229	$816,180	$758,748
Table games win %	20.7%	21.1%	20.3%	20.0%
Table games win per unit per day	$14,440	$13,625	$14,551	$13,747
Average number of slot machines	786	845	813	902
Slot machine handle	$999,985	$895,249	$2,720,137	$2,861,703
Slot machine win (3)	$46,981	$34,769	$127,690	$116,960
Slot machine win per unit per day	$649	$447	$575	$475
Room statistics:
Occupancy	99.4%	99.0%	99.2%	99.1%
ADR (4)	$283	$276	$285	$280
REVPAR (5)	$281	$273	$282	$277

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(unaudited) (continued)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Las Vegas Operations:
Average number of table games	237	235	238	237
Table drop (2)	$430,837	$404,033	$1,275,676	$1,344,344
Table games win (1)	$85,738	$86,709	$323,503	$342,129
Table games win %	19.9%	21.5%	25.4%	25.4%
Table games win per unit per day	$3,927	$4,003	$4,982	$5,297
Average number of slot machines	1,783	1,823	1,793	1,824
Slot machine handle	$883,931	$810,120	$2,484,880	$2,332,700
Slot machine win (3)	$58,176	$55,937	$167,848	$154,618
Slot machine win per unit per day	$355	$334	$343	$310
Room statistics:
Occupancy	87.9%	89.6%	86.9%	87.1%
ADR (4)	$306	$289	$325	$313
REVPAR (5)	$269	$259	$283	$273

Encore Boston Harbor (6):
Average number of table games	145	—	144	—
Table drop (2)	$379,626	$—	$416,202	$—
Table games win (1)	$74,882	$—	$81,482	$—
Table games win %	19.7%	—%	19.6%	—%
Table games win per unit per day	$5,631	$—	$5,639	$—
Average number of slot machines	3,101	—	3,105	—
Slot machine handle	$892,706	$—	$990,634	$—
Slot machine win (3)	$62,381	$—	$70,880	$—
Slot machine win per unit per day	$219	$—	$228	$—
Room statistics:
Occupancy	69.6%	—%	69.3%	—%
ADR (4)	$465	$—	$493	$—
REVPAR (5)	$324	$—	$341	$—

(1) Table games win is shown before discounts, commissions and the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis.
(2) In Macau, table drop is the amount of cash that is deposited in a gaming table's drop box plus cash chips purchased at the casino cage. In Las Vegas, table drop is the amount of cash and net markers issued that are deposited in a gaming table's drop box. At Encore Boston Harbor, table drop is the amount of cash and gross markers that are deposited in a gaming table's drop box.
(3) Slot machine win is calculated as gross slot machine win minus progressive accruals and free play.
(4) ADR is average daily rate and is calculated by dividing total room revenues including complimentaries (less service charges, if any) by total rooms occupied.
(5) REVPAR is revenue per available room and is calculated by dividing total room revenues including complimentaries (less service charges, if any) by total rooms available.
(6) Encore Boston Harbor opened on June 23, 2019.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Vincent Zahn
702-770-7555
investorrelations@wynnresorts.com